EXHIBIT 99.1
Entertainment Properties Trust Reports Record Fourth Quarter and Year-end Results
Kansas City, MO, February 26, 2007 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2006. The Company reported record fourth quarter and total year revenues, net income and funds from operations (FFO).
Total revenue increased 11% to $49.1 million for the fourth quarter compared to $44.3 million for the same quarter in 2005. Net income available to common shareholders increased 20% to $18.3 million from $15.2 million for the same quarter last year. Net income on a diluted per common share basis increased 13% to $0.68 per share from $0.60 per share in the same quarter last year.
Funds from operations (FFO) for the fourth quarter increased 17% to $26.1 million from $22.2 million compared to the same quarter last year. FFO per diluted common share increased 11% to $0.97 per share from $0.87 per share for the same quarter last year.
For the year ended December 31, 2006, total revenue increased 19% to $195.5 million compared to $164.8 million for the same period in 2005. Net income available to common shareholders increased 22% to $70.4 million from $57.7 million for last year. Net income on a diluted per common share basis increased 17% to $2.65 from $2.26 a year ago. FFO for the year ended December 31, 2006 increased 19% to $101.0 million from $85.0 million a year ago. FFO per diluted common share increased 14% to $3.79 per share from $3.33 per share for the same period last year.
During the fourth quarter, we implemented Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”) which was issued by the SEC in September, 2006. We adjusted opening shareholders’ equity for 2006 and our financial results for the first three quarters of 2006 to reflect an adjustment for the recognition of straight line rent revenues and receivables related to certain leases executed or acquired between 1998 and 2003. The cumulative effect on shareholders’ equity as of January 1, 2006 was an increase of $7.7 million. The impact of this adjustment on net income and FFO for the fourth quarter and year ended December 31, 2006 was $0.3 million ($0.01 per common diluted share) and $1.4 million ($0.05 per common diluted share), respectively.
Dividend Information
On December 13, 2006, the Company declared a regular quarterly dividend of $0.6875 per common share, which was paid on January 15, 2007 to common shareholders of record on December 29, 2006. The regular dividends declared for all of 2006 of $2.75 per common share represent a 10% increase compared to last year. The Company also declared and paid a fourth quarter cash dividend of $0.59375 per share on the 9.5% Series A Preferred Shares, a cash dividend of $0.484375 per share on the 7.75% Series B Preferred Shares and a cash dividend of $0.035938 per share on the 5.75% Series C Convertible Preferred Shares issued in December 2006 as discussed below.
Capital Markets Activity
On December 22, 2006, the Company completed an offering of 5.4 million 5.75% Series C Cumulative Convertible Preferred Shares (“Series C preferred shares”) with a liquidation preference of $25.00 per share. The Series C preferred shares are convertible, at the holder’s option, into the Company’s common shares at an initial conversion rate of 0.3504 common shares per Series C preferred share, which is equivalent to an initial conversion price of $71.34 per common share. Total net proceeds after expenses were approximately $130.8 million and were used to pay down the Company’s unsecured revolving credit facility.
Portfolio Highlights
As of December 31, 2006 our portfolio of 75 state-of-the-art megaplex theatre properties was 100% occupied. Our theatre portfolio consisted of approximately 6.3 million square feet, 1,454 screens and over 290 thousand seats. Our non-theatre real estate portfolio consisted of approximately 1.5 million square feet of restaurant, retail and other destination recreation and specialty properties and was 95% occupied as of December 31, 2006. The combined portfolio consisted of 7.8 million square feet and was 99% occupied. The Company’s real estate holdings are located in 25 states and Ontario, Canada.

Investment Activity
The Company’s development, acquisition, and financing pipeline remains strong as evidenced by the following highlights during the fourth quarter of 2006:
During the fourth quarter, we completed development of two megaplex theatre properties located in Michigan and Louisiana. The Cityplace 14 in Kalamazoo, Michigan is operated by Rave Motion Pictures and was completed for a total development cost (including land and building) of approximately $17.3 million. The Grand Theatre 16 in Slidell, Louisiana is operated by Southern Theatres and was completed for a total development cost of approximately $11.5 million (the land at Slidell is subject to a third party ground lease). These theatres are leased under long-term triple-net leases.
During the fourth quarter, we also provided a secured construction mortgage loan of $8.0 million for the construction of a megaplex theatre property in Lafayette, Louisiana. This loan is secured by the property under development and is guaranteed by VSS-Southern Theatres, LLC, which will operate the property at completion. The loan has a maturity date of November 9, 2007 and monthly interest payments are made by the borrower. The unpaid principal balance bears interest at LIBOR plus 3.5%.
On December 28, 2006, we completed the acquisition of a megaplex theatre property in Pensacola, Florida. The Bayou 15 is operated by Rave Motion Pictures and was acquired for a total cost (including land and building) of approximately $20.4 million. This theatre is leased under a long-term triple-net lease.
During the fourth quarter, we also commenced development of our planned retail development adjacent to our existing theatre in Suffolk, Virginia. The current plan calls for approximately 250,000 square feet of retail and restaurant space with a planned opening in 2008.
As of December 31, 2006, the Company had two theatre development projects under construction for which it has agreed to finance the development costs. Additionally, on January 9, 2007, the Company purchased land in Kalispell, Montana for an additional theatre development. These theatres are expected to have a total of 46 screens and their development costs (including land) are expected to be approximately $36.4 million.
For the year ended December 31, 2006, the Company’s investment spending totaled $162.6 million.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Dollars in thousands except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Rental revenue	$41,936	$37,997	$167,694	$145,227
Tenant reimbursements	3,805	3,657	14,635	12,511
Other income	611	1,029	3,631	3,517
Mortgage financing interest	2,732	1,591	9,540	3,560

Total revenue	49,084	44,274	195,500	164,815

Property operating expense	4,594	4,743	19,048	16,191
Other operating expense	583	1,016	3,486	2,985
General and administrative expense	2,484	1,674	12,515	7,249
Costs associated with loan refinancing	—	—	673	—
Interest expense, net	12,258	11,660	47,438	42,427
Depreciation and amortization	7,964	7,216	31,155	27,597

Income before gain on sale of land, income from joint ventures and minority interests	21,201	17,965	81,185	68,366

Gain on sale of land		—	345	—
Equity in income from joint ventures	193	181	759	728
Minority interests	—	(34)	—	(34)

Net income	$21,394	$18,112	$82,289	$69,060

Preferred dividend requirements	(3,109)	(2,916)	(11,857)	(11,353)

Net income available to common shareholders	$18,285	$15,196	$70,432	$57,707

Net income per common share:
Basic	$0.70	$0.61	$2.69	$2.31

Diluted	$0.68	$0.60	$2.65	$2.26

ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Dollars in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income available to common shareholders	$18,285	$15,196	$70,432	$57,707
Add: Real estate depreciation and amortization	7,765	6,986	30,349	27,043
Add: Allocated share of joint venture depreciation	61	61	244	242

FFO available to common shareholders	26,111	22,243	101,025	84,992

FFO per common share:
Basic	$0.99	$0.89	$3.86	$3.40
Diluted	0.97	0.87	3.79	3.33

Shares used for computation (in thousands):
Basic	26,307	25,091	26,147	25,019
Diluted	26,909	25,557	26,627	25,504

Other financial information:
Straight-lined rental revenue	$1,072	$595	$3,925	$2,242
Dividends per common share	$0.688	$0.625	$2.75	$2.50
FFO payout ratio*	71%	72%	73%	75%
     • FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.
(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(dollars in thousands)

	As of	As of
	December 31, 2006	December 31, 2005
Assets
Rental properties, net	$1,395,903	$1,283,988
Property under development	19,272	19,770
Mortgage notes and related accrued interest receivable	76,093	44,067
Investment in joint ventures	2,182	2,297
Cash and cash equivalents	9,414	6,546
Restricted cash	7,365	13,124
Intangible assets, net	9,366	10,461
Deferred financing costs, net	10,491	10,896
Accounts and notes receivable	30,043	13,959
Other assets	11,150	9,057

Total assets	$1,571,279	$1,414,165

Liabilities and Shareholders’ Equity
Common dividends payable	$18,204	$15,770
Preferred dividends payable	3,110	2,916
Unearned rents	1,024	1,304
Accounts payable and accrued liabilities	16,480	7,928
Long-term debt	675,305	714,591

Total liabilities	714,123	742,509

Minority interests	4,474	5,235
Shareholders’ equity	852,682	666,421

Total liabilities and shareholders’ equity	$1,571,279	$1,414,165

About Entertainment Properties Trust
Entertainment Properties Trust is the largest owner of entertainment real estate in North America organized as a Real Estate Investment Trust (REIT), owning megaplex movie theatre properties, entertainment retail centers and other destination recreational and specialty properties in metropolitan markets in the U.S. and Canada. Since November of 1997, EPR has acquired or developed more than $1.5 billion of properties. The Company’s common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax: 816/472-5794.
Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, in evaluating any forward-looking statements included in this press release.
Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.